FOR IMMEDIATE RELEASE

DOUGLAS J. MCCROSSON NAMED CHIEF OPERATING OFFICER OF
CPI AEROSTRUCTURES

Edgewood, N.Y. (January 4, 2010) - CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced that effective January 1, 2010, Douglas J. McCrosson has been promoted to the newly created position of Chief Operating Officer.

Since January 2008, Mr. McCrosson has served as Senior Vice President of Operations, heading CPI Aero’s Business Development, Engineering, Procurement and Manufacturing organizations.  Mr. McCrosson joined CPI Aero in May 2003 as Director of Business Development, was promoted to Vice President of Business Development in January 2006 and was promoted once again to Vice President of Operations in January 2007.

Prior to joining CPI Aero, Mr. McCrosson was Corporate Secretary and Vice President of Frisby Technologies, Inc. and earlier, he was employed by Frisby Aerospace, Inc. in various engineering and marketing positions.  He started his career as a mechanical engineer at Grumman Corporation.  Mr. McCrosson holds a Bachelor of Science degree in mechanical engineering from the State University of New York at Buffalo and a Master of Science degree in Management from Polytechnic University.  He is a member of the Supplier Management Council of the Aerospace Industries Association, the United States’ leading aerospace industry trade group.

Edward J. Fred, CPI Aero’s CEO & President, stated, “Doug has earned this promotion many times over, most notably because he has been instrumental in opening new business channels for our Company, particularly with prime contractors.  We established the position of Chief Operating Officer to more effectively manage the increased size and complexity of our business.  We fully expect that the number of programs we are working and bidding on will continue to grow in the coming years, making Doug’s COO responsibilities all the more critical to our success.”

(More)

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the UH-60 BLACK HAWK helicopter, the Sikorsky S-92 helicopter, the MH-60S mine countermeasure helicopter, the E-2D Hawkeye, the Gulfstream G650, C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, and the E-3 Sentry AWACS jet. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2008, and Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact
Vincent Palazzolo	Investor Relations Counsel
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati	212/836-9611
631/586-5200	Linda Latman	212/836-9609
www.cpiaero.com	www.theequitygroup.com

###